                                                                EXHIBIT 10.2

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                       PRICE COMMUNICATIONS CORPORATION,
                   PRICE COMMUNICATIONS CELLULAR MERGER CORP.

                                      AND

                           WIRELESS ONE NETWORK, L.P.



                           Dated as of June 13, 1997

                               TABLE OF CONTENTS
                               -----------------

ARTICLE 1     PURCHASE AND SALE OF ASSETS.........................   -1-
              ---------------------------

1.1   Sale and Purchase of Assets.................................   -1-
1.2   Excluded Assets.............................................   -3-
1.3   Assumed Liabilities.........................................   -4-
1.4   Excluded Liabilities........................................   -4-
1.5   Purchase Price Computation and Payment......................   -5-
1.6   Closing Date................................................   -9-
1.7   Closing Date Deliveries.....................................   -9-
1.8   Further Assurances..........................................  -12-

ARTICLE 2     REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER   -12-
              ---------------------------------------------------

2.1   Due Organization; Power and Authority.......................  -12-
2.2   Authority...................................................  -13-
2.3   No Material Adverse Change..................................  -14-
2.4   Licenses....................................................  -14-
2.5   Title to Property...........................................  -14-
2.6   To the best of Seller's knowledge...........................  -15-
2.7   Completeness of Assets......................................  -16-
2.8   Palmer Representations......................................  -16-
2.9   Broker or Finder............................................  -16-
2.10  Financing...................................................  -16-
2.11  FCC Qualification...........................................  -17-

ARTICLE 3     REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.   -17-
              ---------------------------------------------------

3.1   Organization of Buyer.......................................  -17-
3.2   Authority of Buyer..........................................  -17-
3.3   No Broker or Finder.........................................  -18-
3.4   Financing...................................................  -18-
3.5   FCC Qualification...........................................  -18-

ARTICLE 4     ACTIONS PRIOR TO THE CLOSING DATE...................  -18-
              ---------------------------------

4.1   Investigation of System by Buyer............................  -18-
4.2   Preserve Accuracy of Representations and Warranties.........  -19-
4.3   Consents and Approvals......................................  -19-
4.4   FCC Compliance..............................................  -20-
4.5   No Public Announcements.....................................  -20-
4.6   Environmental Surveys.......................................  -21-
4.7   Hart-Scott-Rodino Act Filings...............................  -21-
4.8   Exclusive Dealing...........................................  -22-
4.9   Title Insurance and Surveys.................................  -22-
4.10  Buyer Commitment Letter.....................................  -22-

ARTICLE 5     OTHER AGREEMENTS....................................  -22-
              ----------------

5.1   Non-Competition Agreements..................................  -22-
5.2   System Employees............................................  -23-
5.3   Transition Services Agreements..............................  -23-
5.4   Financial Statement.........................................  -24-

ARTICLE 6     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER........  -24-
              --------------------------------------------

6.1   No Misrepresentation or Breach of Covenants and
      Warranties..................................................  -24-
6.2   Corporate/Partnership Action................................  -25-
6.3   No Restraint or Litigation..................................  -25-
6.4   Necessary Consents and Permits..............................  -25-
6.5   No Material Adverse Change..................................  -25-
6.6   Palmer Agreement............................................  -25-
6.7   Legal Opinion...............................................  -25-
6.8   Other Documentation.........................................  -26-

ARTICLE 7     CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.......  -26-
              ---------------------------------------------

7.1   No Misrepresentation or Breach of Covenants and
      Warranties..................................................  -26-
7.2   Partnership Action..........................................  -26-
7.3   No Restraint or Litigation..................................  -26-
7.4   Legal Opinion...............................................  -26-
7.5   Palmer Agreement............................................  -26-
7.6   Necessary Consents and Permits..............................  -27-
7.7   Other Documentation.........................................  -27-

ARTICLE 8     INDEMNIFICATION.....................................  -27-
              ---------------

8.1   Indemnification by Seller...................................  -27-
8.2   Indemnification by Buyer....................................  -27-
8.3   Limitation of Damages.......................................  -28-
8.4   Notice of Claims............................................  -29-

ARTICLE 9     TERMINATION.........................................  -29-
              -----------

9.1   Termination.................................................  -29-
9.2   Remedies for Termination....................................  -32-
9.3   Risk of Loss................................................  -32-

ARTICLE 10    GENERAL PROVISIONS..................................  -33-
              ------------------

10.1  Confidential Nature of Information..........................  -33-
10.2  Governing Law...............................................  -33-
10.3  Notices.....................................................  -33-
10.4  Successors and Assigns......................................  -34-
10.5  Entire Agreement; Amendments................................  -34-
10.6  Waivers.....................................................  -34-
10.7  Expenses....................................................  -35-
10.8  Sales and Transfer Taxes....................................  -35-
10.9  Execution of Counterparts...................................  -35-
10.10 Bulk Sales Compliance and Other Agreements..................  -35-

                                   SCHEDULES
                                   ---------

          1.1(a)                               Fixed Assets
          1.1(b)                               Real Property
          1.1(c)                               Contracts
          1.1(d)                               Licenses
          1.1(f)                               Cellular Telephone Units
          1.2                                  Excluded Assets
          2.2                                  Conflicts/Violations
          2.6(c)                               Undisclosed Liabilities
          4.3                                  Consents

                                    EXHIBITS
                                    --------

          1.5(a)(i)                            Holdback Escrow Agreement
          1.7(a)(i)                            General Assignment and
                                                 Warranty Bill of Sale

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This ASSET PURCHASE AGREEMENT ("Agreement"), dated as of June 13, 1997, is by and among PRICE COMMUNICATIONS CORPORATION, a New York corporation ("Price"), PRICE COMMUNICATIONS CELLULAR MERGER CORP., a Delaware corporation ("Merger Sub" and together with Price, the "Seller"), and WIRELESS ONE NETWORK, L.P., a Delaware limited partnership ("Buyer").

                                    RECITALS
                                    --------

     A. Palmer Wireless, Inc., a Delaware corporation ("Palmer"), owns, among other things, 100% of the issued and outstanding shares of capital stock of Palmer Wireless Holdings, Inc., a Delaware corporation ("PWHI"). PWHI, in turn, owns, among other things, 99% of the partnership interests of FMT, Ltd., a Florida limited partnership ("FMT").

     B. FMT owns and operates all of the non-wireline cellular telephone business and system, including all of the assets used in connection therewith, serving the Fort Myers, Florida Metropolitan Statistical Area (the "System").

     C. Merger Sub, a wholly-owned subsidiary of Price, has entered into an Agreement and Plan of Merger (as in effect on the date hereof, the "Palmer Agreement") dated as of May 23, 1997, pursuant to which Seller will, through a merger transaction (the "Merger"), acquire all of the issued and outstanding shares of capital stock of Palmer.

     D. Upon the effectiveness of the Merger, the parties desire that Seller will cause FMT to sell all of the assets of the System to Buyer, upon the terms and subject to the conditions set forth herein.

     The parties agree, for good and valuable consideration, as follows:

                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     1.1  Sale and Purchase of Assets.  On the terms and subject to the
          ---------------------------
conditions set forth in this Agreement, Seller shall, on the Closing Date, cause FMT and any other Affiliates of Seller, if applicable, to sell, transfer and assign to Buyer, FMT's, Seller's and such other of Seller's Affiliates entire right, title and interest in and to all of the assets and rights of FMT, Seller and any other Affiliates of Seller, if applicable, related to and used in or located on the real property used in the System as it is currently conducted (other than the Excluded Assets (as defined in Section 1.2 below)), free and clear of all liens, security interests, pledges, encumbrances, claims and equities of every kind (the "Assets"), including, without limitation, the following:

          (a)  Fixed Assets and Personal Property.  All fixed assets and
               ----------------------------------
     personal property of every type or description owned, used or leased on the Closing Date, including, without limitation, all transmitters/receivers, towers and antennas, switching equipment, computer hardware and all spare parts, accessories and supplies related thereto ("Fixed Assets"), including, without limitation, the Fixed Assets identified on Schedule 1.1(a) attached hereto and made a part hereof.

          (b)  Real Property.  All real property (and any interest therein and
               -------------
     improvements thereon) ("Real Property"), including, without limitation, the Real Property identified on Schedule 1.1(b) attached hereto and made a part hereof.

          (c)  Leases, Contracts, Options and Other Obligations.  All leases,
               ------------------------------------------------
     contracts, options, manufacturer's warranties and other rights and obligations held on the Closing Date ("Contracts") (i) set forth on
     Schedule 1.1(c) attached hereto and made a part hereof, (ii) existing on the date hereof and not set forth on Schedule 1.1(c) attached hereto which require aggregate payments not to exceed $20,000.00 per Contract up to $200,000.00 in the aggregate for all such Contracts, (iii) any other Contracts entered into by FMT in the ordinary course of business between the date hereof and the Closing Date not to exceed individual payments per Contract of $100,000.00 with aggregate payments of $250,000.00 for all such Contracts and (iv) any other Contracts approved in writing by Buyer.

          (d)  Licenses, Certificates, Permits and Authorizations.  All
               --------------------------------------------------
     licenses, certificates, permits and authorizations, and all applications and construction permits related thereto, (the "Licenses") from the Federal Communications Commission (the "FCC") and Federal Aviation Administration ("FAA") issued in connection with the System on or before the Closing Date, including, without limitation the Licenses identified on Schedule 1.1(d) attached hereto and made a part hereof.

          (e)  Current Assets.  All cash, cash equivalents and marketable
               --------------
     securities ("Cash"), trade and other accounts receivable and accrued revenues from third parties who are not Affiliates of Seller or Palmer ("Receivables"), prepaid expenses ("Prepaids"), and deposits ("Deposits"), as of the Closing Date and related to or generated by the operation of the System (Cash, Receivables, Prepaids, Deposits and Cellular Phones (as defined in Section 1.1(f)), are collectively referred to as the "Current Assets").

          (f)  Cellular Telephone Units.  All cellular telephone units and
               ------------------------
     related components, spare parts and accessories, owned, used or leased and either (i) related to and used in the System and either maintained in inventory or shipped by a supplier and en-route for delivery on the Closing Date and (ii) related to the System and in the custody of customers of the System (on a rented or leased basis) or repair or service personnel on the Closing Date ("Cellular Phones"), including, without limitation the Cellular Phones identified on Schedule 1.1(f) attached hereto and made a part hereof.

          (g)  Other Assets and Rights.  All computer software including source
               -----------------------
     and object codes (to the extent transferable), accounting data, trade secrets, customer lists, supplier lists, goodwill, causes of action, books and records (other than the general ledger and account books of original entry (provided that Seller will provide Buyer with access to such items at Buyer's reasonable request following the Closing)) and other tangible and intangible property related to the System on the Closing Date.

For purposes of this Agreement, an "Affiliate" of a Person shall mean any other Person directly or indirectly owning, controlling or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of such first-named Person; and any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly controlled by or under common control with such first-named Person. As used herein, the term "control," together with "controlled," "controlling" or similar variants used herein, means the possession, directly or indirectly, of the power to direct or cause the direction and management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Person" shall mean an individual, partnership, corporation, association, joint venture, trust or other entity. On and after the effective date of the Merger, Palmer and its Affiliates shall be Affiliates of Seller.

     1.2  Excluded Assets.  Buyer shall not acquire the following assets used in
          ---------------
or located on the real property used in connection with the System ("Excluded Assets"):

          (a) that certain Office Lease dated February 1, 1990 ("Headquarters Lease") between University Associates, Ltd., Songy Partners, Ltd., successors in interest to University Center Investors, Ltd., as Landlord, and Palmer, successor in interest to Palmer Cellular Partnership, as Tenant in connection with Palmer's University Park corporate headquarters (the "Headquarters") located in Fort Myers, Florida, as amended, and any assets located therein which are not part of the Assets (such as the cell site equipment, antenna and lines located on the fifth floor and the roof of the Headquarters);

          (b) those assets described on Schedule 1.2 attached hereto and made a part hereof;

          (c) any Contract for which consent is required but not obtained; and

          (d) that certain receivable from Palmer or its Affiliates in the amount of $3,129,112 (the "Palmer Receivable") and any other accounts receivable from Palmer or its Affiliates.

     1.3  Assumed Liabilities.  Concurrent with the transfer of the Assets to
          -------------------
Buyer on the Closing Date, Buyer shall assume or undertake solely and only the following obligations, commitments and liabilities of FMT (a) those arising under the Contracts, and then only for those obligations, commitments and liabilities to the extent they relate to the period from and after the Closing Date, (b) FMT's trade accounts payable arising in the ordinary course of business (but only to the extent such payables have been included in the calculation of Working Capital pursuant to Section 1.5(c)), including, but not limited to, accounts payable relating to the purchase of Fixed Assets and Cellular Phones and (c) accrued expenses (such as normal proratable items such as security deposits, rents, estimated personal property and real estate taxes and deferred revenue, and wages and payroll costs and benefits for employees hired by Buyer) but only to the extent such amounts have been included in the calculation of Working Capital pursuant to Section 1.5(c) (the items set forth in clauses (b) and (c) are collectively, the "Assumed Current Liabilities") but only to the extent that the Assumed Current Liabilities are outstanding and recorded on the books and records of FMT on the Closing Date and related to or generated by the operation of the System but in each case excluding any such item which is an Excluded Liability (those items set forth in clauses (a), (b) and (c) are to be assumed by Buyer, collectively, the "Assumed Liabilities").

     1.4  Excluded Liabilities.  Except for the Assumed Liabilities, Buyer will
          --------------------
not assume or otherwise be responsible for any liabilities or obligations of Seller, FMT or any other Affiliates of Seller or FMT, as the case may be, whether attributable to the System or otherwise, direct or indirect, known or unknown, absolute or contingent, and, by way of illustration but not limitation, for any of the following liabilities, obligations or commitments (the "Excluded Liabilities"):

          (a) any foreign, federal, state, county or local income or other tax arising from the operation of the System or the ownership of the Assets prior to the Closing Date;

          (b) any liability to any Affiliates of Seller or Palmer;

          (c) any cost, broker's or finder's fee or expense incurred incident to the negotiation or preparation of this Agreement or the performance and compliance with the agreements and conditions contained herein;

          (d) any liability, obligation or commitment to creditors or to any party holding a lien on any assets of Seller, FMT or any other Affiliates of Seller or FMT, as the case may be,;

          (e) any employee obligation (except as provided in Section 1.3) including, without limitation, any obligation for wages, commissions, vacation and holiday pay, sick pay, bonuses, severance pay, retiree medical benefits, withdrawal liability under the Multi-Employer Pension Plan Amendment Act of 1980, as amended, or any obligation under any collective bargaining agreement, employment agreement or employment at-will relationship;

          (f) any liability imposed by the Worker Adjustment Retraining and Notification Act, 29 U.S.C. 2101 et.seq. ("WARN") in connection with the notice or failure to provide notice of a plant closing or termination of employees;

          (g) subject to section 10.8, any liability for any sales or transfer taxes incident to the transactions contemplated hereby;

          (h) any liability, obligation or commitment of Seller, FMT or any other Affiliates of Seller or FMT, as the case may be, incurred after the Closing Date;

          (i) any liability the existence of which would constitute a breach of any of the representations, warranties and covenants of any party other than Buyer hereunder;

          (j) any liability for violation of any Environmental Law (as defined in section 4.6) except as otherwise provided in section 4.6;

          (k)  any liability of Seller under the Palmer Agreement; or

          (l) any other liability, obligation or commitment not expressly assumed by Buyer hereunder.

     1.5  Purchase Price Computation and Payment.
          --------------------------------------

          (a) Computation.  The purchase price for the Assets shall be (x) One
              -----------
     Hundred Sixty-Eight Million Dollars ($168,000,000) plus (y) (I) 0.50
                                                        ----
     multiplied by (II) the Working Capital (as defined in section 1.5(c))
     -------------
     (clauses (x) and (y) are collectively, the "Purchase Price") payable as follows:

               (i) On the Closing Date, Buyer shall deposit the sum of Three Million Dollars ($3,000,000.00) ("Holdback Deposit") directly with a mutually agreed upon escrow agent (the "Deposit Escrow Agent"), pursuant to a Holdback Escrow Agreement (the "Holdback Agreement") in the form of Exhibit 1.5(a)(i), which Holdback Deposit shall accrue interest for the benefit of the parties in the proportion in which the Holdback Deposit is ultimately distributed and be held for a period of eighteen months following the Closing, provided that Two Million Dollars ($2,000,000.00) of the Holdback Deposit shall be disbursed to Seller, less 110% of the amount of any claims then pending and filed with the Deposit Escrow Agent and less amounts previously paid from the Holdback Deposit, on the first year anniversary of the Closing Date, all as set forth in the Holdback Agreement; and

               (ii) the balance of the Purchase Price shall be paid to Seller by wire transfer of immediately available funds on the Closing Date to such bank account or accounts as Seller shall designate.

          (b) Allocation.  The parties shall negotiate in good faith to attempt
              ----------
     to agree on an allocation (the "Allocation") of the Purchase Price and shall attempt to reach agreement on such allocation on or before the Closing Date. To the extent that the parties agree in writing on an Allocation, then the parties hereby covenant and agree that neither of them will take a position on any tax return, before any governmental or regulatory body charged with the collection of any tax, or in any judicial or administrative proceeding, that is in any way inconsistent with the Allocation. If the parties do not agree in writing on an Allocation, then each party will prepare its own Allocation in good faith.

          (c)  Working Capital.
               ---------------

               (I)  Calculation.  Working Capital shall equal Current Assets
                    -----------
          minus Assumed Current Liabilities, subject to the following
          -----
          adjustments:

               (i) Receivables shall be valued for purposes of Working Capital as follows:

                    (A) 100% of the accrued revenues and 100% of the face amount for any Receivables which are 30 days or less past due;

                    (B) 85% of the face amount for any Receivables which are 31 days or more and 60 days or less past due;

                    (C) 40% of the face amount for any Receivables which are 61 days or more and 90 days or less past due; and

                    (D) 0% of the face amount for any Receivables which are 91 days or more past due.

               Notwithstanding the foregoing, to the extent that any such Receivables are in dispute at the time of the Closing Date or classified under clause (D) of this Section 1.5(c)(i), the entire Receivable shall be valued under subsection (D) above (and to the extent that the Receivable is paid, the proceeds will be remitted to Seller). Receivables shall not include any Excluded Assets, including the Palmer Receivable.

               (ii) The book value of Cellular Phones as of the Closing Date shall be estimated by Seller and Buyer in good faith based on a lower of cost (last-in, first-out) or market basis with appropriate adjustments for obsolete, slow-moving, damaged or defective goods and such amount shall be included on the Closing Statement (as defined in Section 1.5(c)(II) below). As close as practicable to the Closing Date, Buyer shall take, and Seller shall observe, a physical count of the inventory of Cellular Phones. Seller shall have full access to all work papers and records of such physical count. If Buyer's valuation of the physical inventory differs from the estimate included on the Closing Statement, the differences shall be resolved in accordance with the procedures set forth in Section 1.5(c)(II)(C) below.

               (iii) It is intended that Cash shall include all cash, cash equivalents and marketable securities generated from the System between January 1, 1997 and the Closing Date except for (W) an amount equal to $430,269 representing amounts repaid by FMT to Palmer in 1997 on loans from prior years, (X) the Palmer Receivable, (Y) investments in Assets used in the System and (Z) an amount up to $400,000 per month which FMT may distribute (beginning June 1, 1997) to Palmer or its Affiliates, as the case may be (the "Permitted Monthly Distribution"). To the extent that any Cash, except for the Palmer Receivable and cumulative Permitted Monthly Distributions, has been distributed, dividended or paid, or committed to be distributed, dividended or paid to Palmer or any Affiliate, between January 1, 1997 and the Closing (the "Distributed Cash"), then, for purposes of the computation of Working Capital, the Distributed Cash shall either (x) be treated as if it were Cash and be remitted to FMT or (y) the Working Capital shall decrease by the amount of the Distributed Cash. To the extent that any Receivables or Inventory have likewise been distributed to Palmer or any Affiliate between January 1, 1997 and the Closing Date ("Distributed Other Current Assets"), then for purposes of the computation of Working Capital, the Distributed Other Current Assets shall either (x) be treated as if it were Receivables or Inventory, as the case may be, and be remitted to FMT or (y) the Working Capital shall decrease by the book value of the Distributed Other Current Assets. To the extent that any Fixed Asset has likewise been distributed or otherwise transferred to Palmer or any Affiliate between January 1, 1997 and the Closing Date ("Distributed Fixed Asset"), then for purposes of the computation of Working Capital, the Working Capital shall be reduced by the amount of the net book value of such Distributed Fixed Asset.

               (iv) Assumed Current Liabilities shall not include any liabilities which are Excluded Liabilities.

               (v) Severance pay actually paid by FMT to employees of FMT on the Closing Date consistent with the severance pay plan now in effect, a copy of which has been furnished to Buyer, shall be equally split by Buyer and Seller. Notwithstanding the foregoing, severance pay shall not be an Assumed Current Liability nor shall severance pay be included as part of Working Capital.

          (II)  Closing Date Statement.
                ----------------------

                    (A) Fifteen (15) business days prior to the Closing, Seller shall provide Buyer with a preliminary good faith calculation of the Working Capital (the "Closing Statement"), together with supporting documentation in reasonable detail. The Closing Statement shall be considered preliminary and such Closing Statement shall not discharge either party from any obligation it might otherwise have hereunder with respect thereto in the event that any amounts reflected thereon prove to be incorrect. There shall be a continuing duty on the parties to make appropriate credits and payments to the other party once the amounts are finally determined and such duty shall survive the Closing.

                    (B) Buyer shall review the Closing Statement upon its
               receipt from Seller. Five (5) business days prior to Closing, Buyer shall deliver to Seller a statement setting forth any good faith objections that Buyer may have to the Closing Statement, together with any supporting documentation reasonably requested by Seller ("Adjusted Closing Statement"). The payments to be made at Closing shall be based upon the Adjusted Closing Statement.

                    (C) Within ninety (90) days after the Closing, Buyer or
               Seller, as the case may be, shall notify the other party in writing (the "Dispute Notice(s)") of any dispute as to the Adjusted Closing Statement or any supporting documentation furnished in connection therewith or in connection with the Closing Statement. Buyer and Seller shall provide one another with such additional information relating to the Closing Statement and the Adjusted Closing Statement as each party shall reasonably request. Within fifteen (15) days after delivery of the last of the Dispute Notices, Seller and Buyer shall attempt to resolve such dispute in good faith, and if the parties cannot agree within thirty (30) days after Delivery of the last of the Dispute Notices such dispute shall be resolved by a nationally known independent firm of certified public accountants jointly chosen by Buyer and Seller. The written decision of such accounting firm shall be final and binding on the parties hereto and shall not be subject to dispute or review. Any fees or expenses payable to such accounting firm shall be shared equally between Seller and Buyer. Any amounts payable by Seller pursuant to this Section 1.7(C)(II)(C) shall be payable from the Holdback Deposit up to an amount equal to $250,000, and if the amounts payable by Seller are in excess of $250,000, the difference shall be payable by transfer of immediately available federal funds to such bank account as Buyer shall designate. Any amounts payable by Buyer shall be payable by transfer of immediately available federal funds to such bank account as Seller shall designate. If any amounts prorated as of the Closing Date as Assumed Current Liabilities are not finally known within such time (such as real estate taxes), these items shall be re-adjusted as soon as the final numbers are known.

     1.6  Closing Date.  Subject to the provisions of Section 9.1 hereof, the
          ------------
completion of the purchase of the Assets is intended to be contemporaneous with, but deemed immediately subsequent to, the consummation of the transactions contemplated by the Palmer Agreement, which, in any event shall be on a date after the HSR Termination and Final Approvals (as both terms are defined in Section 6.4) have been received, unless such time is extended or shortened as may be agreed upon by Buyer and Seller, and after the conditions set forth in Articles 6 and 7 have been satisfied, at the location of the Closing of the Palmer Agreement, or at such other place or at such other time as shall be agreed upon in writing by Buyer and Seller (such date and time being hereafter called the "Closing" or "Closing Date"). In the event that the Palmer Agreement has closed prior to the Closing Date, then the Closing Date shall occur after the conditions set forth in Articles 6 and 7 have been satisfied, at a location and time as shall be agreed upon in writing by Buyer and Seller.

     1.7  Closing Date Deliveries.
          -----------------------

          (a) Seller's Deliveries.  On the Closing Date, Seller shall deliver to
              -------------------
     Buyer the following:

               (i) general assignments and warranty bills of sale executed by FMT and other Affiliates of Seller and FMT, as the case may be, transferring the Assets to Buyer, in the form of Exhibit 1.7(a)(i),

               (ii) recordable warranty deed(s) and/or assignments of leases to transfer the Real Property and any leased real property to Buyer,

               (iii) state, county and local transfer tax declarations for the Real Property transferred to Buyer, a certificate that the applicable Seller, FMT, or Affiliates of Seller and FMT, as the case may be, is not a foreign person within the meaning of Section 1445 of the Code, and any required state or local environmental disclosure forms in connection with the transfer of the Real Property to Buyer,

               (iv) terminations of all agreements with Affiliates (including Affiliates of Palmer) dated the date prior to the Closing Date (other than those agreements with Affiliates which Buyer may expressly agree to assume in writing at or prior to Closing) which terminations shall be obtained without cost or penalty to Buyer,

               (v) a termination of that certain Option Agreement dated as of July 10, 1996 between Garbo Communications, Inc. and Wireless One Technologies, Inc. relating to the F Block license for a PCS mobile telephone system in the Ft. Myers, Florida Basic Trading Area,

               (vi)  the Holdback Agreement,

               (vii) certificates of the Secretary or an Assistant Secretary or a General Partner of Seller, FMT, or their Affiliates, as the case may be, dated the Closing Date: (i) as to the incumbency and signatures of the officers or representatives executing this Agreement and each of the ancillary agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary or General Partner; and (ii) certifying attached resolutions of the Board of Directors and shareholders and or Partners of such entity, which authorize and approve the execution and delivery of this Agreement and each of the ancillary agreements to which any of Seller, FMT or their Affiliates is a party and the consummation of the transactions contemplated hereby and thereby,

               (viii) Original Certificates of Incorporation of Seller and Certificate of Limited Partnership of FMT (certified by the Delaware and Florida Secretaries of State, as the case may be, within two (2) weeks prior to the Closing and by the Secretary of such entities as of the Closing) and By-Laws of Seller and Partnership Agreement of FMT (certified by the Secretaries or General Partner, as the case may be, of such entities as of the Closing),

               (ix) good standing certificates of Seller and Certificate of Existence of FMT dated as of the Closing,

               (x) releases (including UCC-3 termination statements and mortgage releases) executed by any and all lenders and other secured parties having security interests in any of the Assets,

               (xi) if necessary, an escrow agreement conveying all of the deliveries required to be delivered by Seller to an escrow agent (the "Closing Escrow ") pending receipt of all deliveries required to be delivered to Seller by Buyer,

               (xiv) the Switch Sublease, Headquarters Sublease, Headquarters Roof Lease and PBX Sublease (as such terms are defined in Section 5.3 hereof), and

               (xv) all of the documents, instruments and opinions required to be delivered by Seller pursuant to Article 6 hereof.

          (b) Buyer's Deliveries.  On the Closing Date, Buyer shall deliver to
              ------------------
     Seller the following:

               (i) the Purchase Price in accordance with the terms of Section
          1.5,

               (ii) an assumption of the Assumed Liabilities,

               (iii) the duly executed Holdback Escrow Agreement,

               (iv) certificate of the General Partner of Buyer dated the Closing Date: (i) as to the incumbency and signatures of the officers or representatives executing this Agreement and each of the ancillary agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such General Partner; and (ii) certifying attached resolutions of the Partners of such entity, which authorize and approve the execution and delivery of this Agreement and each of the ancillary agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby,

               (v) Original Certificate of Limited Partnership of Buyer (certified by the Delaware Secretary of State within two (2) weeks prior to the Closing and by the General Partner of Buyer as of the Closing) and Partnership Agreement of Buyer (certified by the General Partner of Buyer as of the Closing),

               (vi) Certificate of Existence of Buyer dated as of the Closing,

               (vii) if necessary, an escrow agreement conveying all of the deliveries required to be delivered by Buyer to the Closing Escrow pending receipt of all deliveries required to be delivered to Buyer by Seller,

               (viii) the Switch Sublease, Headquarters Sublease, Headquarters Roof Lease and PBX Sublease (as such terms are defined in Section 5.3 hereof), and

               (ix) all of the documents, instruments and opinions required to be delivered by Buyer pursuant to Article 7.

     1.8  Further Assurances.  It is believed and intended that FMT currently
          ------------------
owns and operates all of the assets used or useful in the conduct of the System as it has been and is currently conducted. It is conceivable, however, that certain Assets may, on or prior to the Closing, be owned or used by Affiliates of FMT. Therefore, on the Closing Date, Seller shall (i) deliver or cause to be delivered to Buyer such other bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest in, to or under any or all of the Assets, (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Assets and
(iii) terminate all agreements without penalty between FMT and Seller or its Affiliates. Further, from time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly.

                                   ARTICLE 2
                        REPRESENTATIONS, WARRANTIES AND
                        -------------------------------
                              COVENANTS OF SELLER
                              -------------------

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby jointly and severally represents, warrants and covenants to Buyer and agrees as follows:

     2.1  Due Organization; Power and Authority.  Each of Merger Sub and Price
          -------------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business as a foreign corporation in each jurisdiction where the ownership of its assets or the conduct of its operation requires such qualification. FMT is currently, or as of the Closing will be, a duly organized and validly existing limited partnership under the laws of the State of Florida and is currently, or as of the Closing will be, qualified as a foreign limited partnership in each jurisdiction where the ownership of its assets or the conduct of its operation requires such qualification. FMT currently has, or as of the Closing will have, full partnership power and authority, to own, lease or otherwise hold the Assets, to operate and use the Assets, to carry on the operation of the System as it is now and has been conducted and to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

       2.2  Authority.  Seller has full power and authority to enter into this
       ---  ---------
Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

     The execution, delivery and performance of this Agreement by Seller (and, if applicable by its Affiliates on and after the Closing), including, without limitation, the deliveries and other agreements of Seller and its Affiliates contemplated hereby, have been duly authorized and approved by the boards of directors of each Seller and do not require any further authorization or consent of any third party or of any governmental authority except as may be expressly set forth herein. This Agreement is, and each other agreement or instrument of Seller and Affiliates contemplated hereby will be, the legal, valid and binding agreement of Seller and Affiliates, enforceable in accordance with its terms.

     Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of (a) the Certificates or Articles of Incorporation or By-Laws of Seller or Seller's Affiliates or (b) except as set forth on Schedule 2.2, any agreement, including, but not limited to, the Palmer Agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which Seller is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets. As of the Closing Date, except as set forth on Schedule 2.2, the sale of the Assets by FMT will not conflict with or result in any violation of or constitute a default under any term of (i) the Certificates of Limited Partnership of Limited Partnership Agreement of FMT or (ii) to the best of Seller's knowledge on the date hereof and without any such qualification as of the Closing Date, any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which FMT is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets.

     2.3  No Material Adverse Change. The following is made (i) to the best of
          --------------------------
Seller's knowledge on the date hereof and (ii) without such qualification as of the Closing Date:

     Since December 31, 1996, there has been (i) no material adverse change in the Assets (individually or in the aggregate), or the assets and operations of the System, and (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or pending or threatened condemnation or other taking in excess of $100,000.00, individually or otherwise, adversely affecting in any material respect the Assets or the System.

     2.4  Licenses.  The following is made (i) to the best of Seller's knowledge
          --------
on the date hereof and (ii) without such qualification (unless contained in the text) as of the Closing Date:

     Seller, FMT, Palmer or their Affiliates, as the case may be, is, to the best of Seller's knowledge, currently, and as of the Closing Date will be (without such knowledge qualifier), the exclusive holder of all authorizations, grants, permits and other licenses (collectively, "Seller Licenses") necessary for the operation of the System, including, without limitation, all licenses or construction permits from the FCC and FAA, and all certificates in connection with the System and otherwise, all of which are in full force and effect and are not subject to any pending or threatened challenge, revocation, amendment or forfeiture. No default or breach exists with respect to any of the Seller Licenses and no event or condition exists which but for the lapse of time or notice or both would constitute a default or breach with respect to any of the Seller Licenses. True and correct copies of all material reports relating to the Seller Licenses have been and will be timely filed with the appropriate body (and the failure to timely file immaterial reports will not affect the transfer of the Licenses), and true and correct copies of such material reports have been and will be delivered to Buyer. Schedule 1.1(d) lists all Seller Licenses from the FCC, correct copies of which have previously been delivered to Buyer (other than microwave licenses not in writing).

     2.5  Title to Property.  The following is made (i) to the best of Seller's
          -----------------
knowledge on the date hereof and (ii) without such qualification (unless contained in the text) as of the Closing Date:

     Seller, FMT and their Affiliates have good and marketable title to all of the Assets free and clear of all liens, claims, charges, encumbrances, security interests, mortgages, easements, defects in title, covenants and other restrictions of any kind, except, in the case of Real Property, (a) for liens of taxes not yet due and payable, (b) as shown on title insurance policies previously delivered to Buyer by Seller or FMT and (c) for those liens, which cannot be discharged by the payment of money, which do not and could not reasonably be expected to, individually or in the aggregate, interfere in any material respect with the intended use of such property or materially impair the value of such property (collectively, the "Permitted Exceptions"). Delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 1.7 will thereby transfer to Buyer good and marketable title to the Assets, free and clear of and subject to no liens, claims, charges, encumbrances, security interests, mortgages, easements, defects in title, covenants or other restrictions of any kind except for the Permitted Exceptions.

     2.6  To the best of Seller's knowledge:

          (a) Financial Statements.  Seller has heretofore provided to Buyer
              --------------------
     unaudited balance sheets, statements of income and cash flows for the System for the fiscal years ended December 31, 1994 through 1996, and for each month period during calendar year 1997 (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly in all material respects the assets, liabilities, financial position and results of operations of the System for the respective periods covered thereby.

          (b) Operations Since December 31, 1996. Since December 31, 1996,  the
              ----------------------------------
     System has been conducted in the usual and ordinary course of business.

          (c) No Undisclosed Liabilities.  The Assets and the System are not
              --------------------------
     subject to any material liability, commitment or obligation (including, without limitation, unasserted claims whether known or unknown), whether absolute, contingent, accrued or otherwise, except as set forth in (a)
     Schedule 2.6(c), (b) the Financial Statements (with respect to actual dollar amounts and not merely line items), (c) pursuant to the Contracts or
     (d) incurred in the ordinary course of business since the date of the Financial Statements.

          (d) Real Property.  Schedule 1.1(b) contains a brief description of
              -------------
     each parcel of Real Property (whether owned or leased) used in the System and of each option held or given by Seller, Palmer, FMT or their Affiliates to acquire any Real Property used in the System. True, complete and correct copies of all existing policies of title insurance in Seller's possession with respect to each such parcel have heretofore been delivered to Buyer. The applicable member of Seller, FMT or their Affiliates, as the case may be, has good and marketable title in fee simple absolute to all such Real Property owned by it and to all buildings, structures and other improvements thereon, in each case free and clear of all liens, claims, charges, encumbrances, security interests, mortgages, easements, defects in title, covenants and other restrictions or encroachments of any kind, except for the

     Permitted Exceptions. All such Real Property and its use conforms in all material respects with all laws, regulations, rules, ordinances, codes, licenses, deed restrictions and covenants of record, franchises and permits (including, without limitation, electrical, building, zoning, environmental and occupational safety and health requirements), and no notice of any violation of such matters relating to such assets or their use has been received by Palmer, Seller, FMT or their Affiliates, as the case may be.

     2.7  Completeness of Assets. The following is made (i) to the best of
          ----------------------
Seller's knowledge on the date hereof and (ii) without such qualification as of the Closing Date:

     The Assets constitute all of the assets used in the operation of the System as it is now conducted (other than Excluded Assets and normal dispositions of property in the ordinary course, provided that such dispositions are replaced with comparable or better replacement assets).

     2.8  Palmer Representations.  Sections 3.7, 3.8, 3.9, 3.10, 3.11, 3.12,
          ----------------------
3.13, 3.14, 3.15, 3.16, 3.17, 3.18, 3.20 and 3.21 of the Palmer Agreement (the
"Palmer Reps") are hereby (a) incorporated herein by reference to the best of Seller's knowledge as and to the extent such representations and warranties relate to the System and the Assets and (b) deemed modified (as between Buyer and Seller) so that, to the extent that any of the Palmer Reps are qualified by
(i) a "materiality" standard, "materiality" shall refer to the System and the Assets and not in the context of Palmer and its Affiliates taken as a whole and
(ii) by a monetary standard, that standard shall be multiplied by .19. Buyer shall be entitled to rely on the Palmer Reps as they relate to the System and the Assets to the same extent that Seller is entitled to rely on the Palmer Reps pursuant to the terms of the Palmer Agreement. The Palmer Agreement is in full force and effect with no breaches or defaults thereon and no notice of any such breaches has been received by Seller or sent to Palmer, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach. Seller has delivered to Buyer a true and correct copy of the Palmer Agreement.

     2.9  Broker or Finder.  Neither Seller nor any party acting on its behalf
          ----------------
has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

     2.10 Financing.  Seller has delivered to Buyer letters from DLJ Capital
          ---------
Funding, Inc. indicating such banker's commitment to obtain $500,000,000 in bank financing and term sheets with respect to $250,000,000 of Notes to be issued to finance the acquisition pursuant to the Palmer Agreement.

     2.11 FCC Qualification.  Seller is and will be on the Closing Date legally,
          -----------------
technically and financially (subject to section 2.10) qualified under the Communications Act of 1934 and all material rules, regulations and policies of the FCC to acquire, own and operate Palmer under the terms of the Palmer Agreement. There are no facts or proceedings which would reasonably be expected to disqualify Seller under the Communications Act of 1934 or otherwise from acquiring or operating Palmer or would cause the FCC not to grant a Final Approval (as defined in section 6.4). Seller has no knowledge of any material fact or circumstance relating to it or any of its Affiliates which would reasonably be expected to (a) cause the filing of any objection at the FCC or (b) lead to a delay in the processing by the FCC of the transfer of the Licenses. To its knowledge, no waiver of any FCC rule or policy as same relates to Seller is necessary to be obtained for the Final Approval.


                                   ARTICLE 3
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
               --------------------------------------------------

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents, warrants and covenants to Seller and agrees as follows:

     3.1  Organization of Buyer.  Buyer is a limited partnership duly formed and
          ---------------------
validly existing under the laws of the State of Delaware and has full partnership power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

     3.2  Authority of Buyer.  Buyer has full power and authority to enter into
          ------------------
this Agreement, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof.

     The execution, delivery and performance of this Agreement by Buyer, including, without limitation, the deliveries and other agreements of Buyer contemplated hereby, have been duly authorized and approved by its partners and do not require any further authorization or consent of any third party (except for its senior secured lender) or of any governmental authority except as expressly set forth herein. This Agreement is, and each other agreement or instrument of Buyer contemplated hereby will be, the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms.

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of or constitute a default under any term of the Certificate of Limited Partnership or Partnership Agreement of Buyer, or any agreement, mortgage, debt instrument, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which Buyer is bound.

     3.3  No Broker or Finder.  Neither Buyer nor any party acting on its behalf
          -------------------
has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

     3.4  Financing.  Buyer has delivered to Seller a letter from its principal
          ---------
lender indicating such lender's high level of confidence that it will obtain debt financing equal to the Purchase Price. Buyer believes that it will have available on the Closing Date sufficient funds to pay the Purchase Price. Seller understands that Buyer intends to obtain debt financing for the entire Purchase Price.

     3.5  FCC Qualification.  Buyer is and will be on the Closing Date legally,
          -----------------
technically and financially (subject to section 3.4) qualified under the Communications Act of 1934 and all material rules, regulations and policies of the FCC to acquire, own and operate the Assets and the System. There are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act of 1934 or otherwise from acquiring or operating any of the Assets or the System or would cause the FCC not to grant a Final Approval (as defined in section 6.4). Buyer has no knowledge of any material fact or circumstance relating to it or any of its Affiliates which would reasonably be expected to (a) cause the filing of any objection at the FCC or
(b) lead to a delay in the processing by the FCC of the transfer of the Licenses. To its knowledge, no waiver of any FCC rule or policy as same relates to Buyer is necessary to be obtained for the Final Approval.

                                   ARTICLE 4
                       ACTIONS PRIOR TO THE CLOSING DATE
                       ---------------------------------

     The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

     4.1  Investigation of System by Buyer.  Seller shall afford to, and use
          --------------------------------
reasonable efforts to, obtain Palmer's consent to allow the officers, employees and authorized representatives (including, without limitation, independent public accountants and attorneys) of Buyer and its financing sources reasonable access and opportunity to review all books and records relating to the System, contracts, income tax returns, physical inspection of the Assets (including the Real Property and Leased Real Property for the purpose of conducting the environmental reviews contemplated in section 4.6, if desired by Buyer, and to inspect the Fixed Assets), and the right to contact and communicate with key executive employees of Palmer. Seller shall furnish, and shall use reasonable efforts to cause Palmer to furnish, to Buyer and its authorized representatives such additional information in its possession concerning the Assets and the System as shall be reasonably requested, including, without limitation, all such information as shall be necessary to enable Buyer and its representatives to verify the accuracy of the representations and warranties contained in Article 2 and in the Palmer Agreement with respect to the System, and to determine whether the conditions set forth in Article 6 have been satisfied. It is understood that Buyer's access to the information contemplated in the preceding two sentences is material and should Palmer or Seller fail to permit Buyer such access, such failure would provide Buyer the right to terminate this Agreement upon 10 days notice (unless such access and future assurances of continued access was provided within such period). Buyer shall be responsible for all of its costs and expenses relative to its acquisition review. Buyer agrees that it will keep and maintain any and all information obtained by it, its agents and counsel confidential, and will not make use of any such information other than for its evaluation of the transactions contemplated by this Agreement. Buyer shall return all written information to Seller or Palmer, as the case may be, in the event that the transactions contemplated by this Agreement do not occur.

     4.2  Preserve Accuracy of Representations and Warranties.  Each of the
          ---------------------------------------------------
parties hereto shall refrain from knowingly taking any action which would render any representation, warranty or covenant contained in Article 2 or 3 of this Agreement inaccurate as of the Closing Date or from not fulfilling any covenant set forth in Article 4. Seller shall refrain from knowingly taking any action which would render any representation, warranty or covenant made by it under the Palmer Agreement inaccurate or unfulfilled as of the Closing Date. Each party shall promptly notify the other of any (a) event or condition which would render any representation or warranty set forth in Article 2 or 3 untrue or in breach or would cause any covenant in Article 2 or 3 to be unfulfilled, (b) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or (c) any notice of or existence of any representation or warranty set forth in Articles III, IV and V of the Palmer Agreement and any covenant contained in Article VI of the Palmer Agreement being untrue or unfulfilled. Not in limitation of the foregoing, between the date of execution of this Agreement and the Closing Date, Seller shall not, without the prior written approval of Buyer, (i) make, and shall not authorize Palmer, FMT or their Affiliates to make, any material changes, individually or in the aggregate, in connection with the System, (ii) take, approve or waive any of the actions in connection with the System for which Seller's approval or consent is required under the Palmer Agreement or (iii) amend the Palmer Agreement in any way which shall impair or adversely affect, individually or in the aggregate, in any material respect, the System or Assets or any right of Buyer or Seller hereunder. Seller will also keep Buyer apprised of all actions or inactions of Palmer or FMT, of which Seller has knowledge, with respect to the System or the Assets, which may not be considered in the ordinary of business of the System.

     4.3  Consents and Approvals.  Promptly (and in any event within ten (10)
          ----------------------
business days) after the execution hereof, Seller and Buyer shall use their best efforts to prepare and file, and cooperate with each other and Palmer in so doing, the necessary transfer and consent to assignment applications with the FCC to transfer the Licenses from FMT to Buyer (with perhaps the intermediate step of transferring the Licenses form FMT to Seller and then to Buyer). Seller shall use its best efforts promptly to obtain all other consents from parties to Contracts (without increasing any financial or other burden on the assignee), and all consents, amendments or permits from governmental authorities which are required by the terms thereof, this Agreement or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement, including, without limitation, the consents indicated on Schedules 2.2 and 4.3 as material consents (the "Material Consents"). Seller shall also cooperate in all reasonable respects with and assist Buyer and its authorized representatives in order to provide an efficient transfer of the control and management of the System and to avoid any undue interruption in the activities and operations of the System following the Closing Date except for the transactions contemplated hereby. If any of the Contracts require the consent of a third party, and if any such consent has not been obtained by the Closing or if any attempted assignment would be ineffective or would affect the Buyer's rights thereunder so that Buyer would not in fact receive all such rights, Seller (i) shall use its best efforts from and after Closing to promptly obtain and secure any and all consents and approvals necessary to effect the valid transfer and assignment of the same to Buyer without change in any of the material terms or material conditions thereof, (ii) shall cooperate with Buyer in any reasonable arrangement, which will provide for Buyer the immediate benefits under any such Contract provided that Buyer pay the costs under such Contract, (iii) shall continue to maintain its rights with respect to such Contract in full force and effect, without any compromise or default thereof, for the benefit of and in accordance with the best interest of Buyer and (iv) shall provide Buyer with prompt notice and status of any and all transfers and any and all consents which remain outstanding.

     4.4  FCC Compliance.  The parties agree that, notwithstanding any provision
          --------------
of this Agreement, Buyer shall not, prior to the Closing Date, directly or indirectly control, supervise, or direct the operation of the System. The parties further agree to cooperate in good faith and shall take all steps as may be necessary or proper to expeditiously and diligently prosecute the assignment application filed with the FCC to a favorable conclusion (subject to Section 9.1) including, but not limited to, the following: (a) appealing or seeking reconsideration of any FCC denial of such assignment application, or conditional grant; (b) satisfying any conditions imposed upon such grant to the extent that such conditions require actions which do not materially alter the benefits or burdens of either party under this Agreement; and (c) taking all other actions necessary or appropriate to bring about the transactions contemplated by this Agreement; provided, however, such actions do not materially alter the benefits or burdens of either party under this Agreement.

     4.5  No Public Announcements.  Neither of the parties hereto shall, without
          -----------------------
the approval of the other party (which may not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

     4.6  Environmental Surveys.  Prior to Closing, Buyer may, at its sole cost
          ---------------------
and expense, engage an environmental consulting firm of good reputation in the industry and reasonably acceptable to Seller to conduct a phase I environmental assessment of any parcel of Real Property and Leased Real Property included in the Assets (the "Environmental Review") to determine what remedial actions, if any, are necessary to cause any applicable entity to be in compliance in all material respects with the Environmental Laws (as defined in the Palmer Agreement) in the reasonable opinion of the person conducting the Environmental Review. If such Environmental Review indicates in the reasonable opinion of the person conducting the Environmental Review that a phase II environmental assessment or any remedial actions are reasonably necessary to comply in all material respects with the Environmental Laws, Buyer shall notify Seller in writing of the actions required and the estimated costs of such actions ("Remediation Costs"). Seller and Buyer shall promptly mutually agree upon reputable and recognized environmental consultants and engineers to cause FMT to be in compliance in all material respects with all Environmental Laws and Seller shall pay all Remediation Costs (including the costs, fees and expenses of such consultants and engineers) up to $50,000.00 and all Remediation Costs in excess of $50,000.00 shall be borne equally by Seller (without any adjustment to the Purchase Price) on the one hand, and Buyer on the other. If the total Remediation Costs exceed $2,000,000.00, then either party shall have the option to terminate this Agreement and its obligations hereunder without any liability, cost or penalty whatsoever unless within ten (10) days of determination of the need for such expenditures either Seller or Buyer agrees in writing to pay all additional Remediation Costs in excess of such amount.

     4.7  Hart-Scott-Rodino Act Filings.  Seller and Buyer shall each cooperate
          -----------------------------
and use all reasonable efforts to prepare and file with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") and other regulatory authorities, within twenty (20) days after the execution and delivery of this Agreement, all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to satisfy the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott Act") with respect to the transactions contemplated hereby. Seller and Buyer will keep the other party apprised of the status of any inquiries made of such party by the FTC, the DOJ or any other governmental agency with respect to this Agreement or the transactions contemplated hereby. Any filing fees in connection with such filing shall be split equally between the Seller and Buyer.

     4.8  Exclusive Dealing.  Seller and its Affiliates shall deal exclusively
          -----------------
with Buyer with respect to the sale of the Assets and shall not solicit, encourage or entertain offers or inquiries (nor shall Seller or any of its affiliates authorize or permit any director, officer, employee, attorney, accountant or other representative or agent to solicit, encourage or entertain offers or inquiries) from other possible acquiring companies, persons or entities, provide information to or participate in any discussions or negotiations with any companies, persons or entities with a view to an acquisition of all or a substantial portion of the Assets or partnership interests of FMT. Until the Termination Date, Buyer shall not solicit, encourage or make offers or inquiries (nor shall Buyer or any of its affiliates authorize or permit any director, officer, employee, attorney, accountant or other representative or agent to solicit, encourage or entertain offers or inquiries) or provide information to or participate in any discussions or negotiations in such regard, with Palmer or its Affiliates or agents or with any third party interested in acquiring the stock or assets of Palmer regarding the purchase of all or a substantial portion of the Assets, the partnership interests of FMT or the stock of Palmer.

     4.9  Title Insurance and Surveys.  As soon as practicable after the date
          ---------------------------
hereof (to the extent not already done so and to the extent in Seller's possession), Seller shall deliver to Buyer (a) all title insurance commitments and policies insuring FMT or its Affiliates title to the Real Property and leased real property and (b) plats of survey of each parcel of Real Property and leased real property. To the extent that such policies, commitments and surveys are not in Seller's possession, it will promptly contact Palmer and request Palmer to deliver any such documents to Buyer. Buyer may obtain any updated policies and surveys at its sole cost and expense.

     4.10 Buyer Commitment Letter.  Within forty-five (45) days following the
          -----------------------
date hereof, Buyer shall use its reasonable efforts to deliver to Seller a commitment letter (the "Commitment Letter") from a lender or lenders selected by Buyer in its sole and absolute discretion on terms and conditions agreed to by Buyer in its sole discretion which Commitment Letter will provide Buyer with a binding commitment to provide financing to Buyer at Closing equal to the Purchase Price, subject to usual and customary conditions of a transaction of this nature (but not subject to any due diligence investigation by such lenders).

                                   ARTICLE 5
                                OTHER AGREEMENTS
                                ----------------

     5.1  Non-Competition Agreements.  At the Closing, Seller shall enter into a
          --------------------------
Non-Competition Agreement (the "Non-Competition Agreement") providing that Seller and Robert Price and any Affiliate of them (including Palmer) shall not own, conduct or have any interest in any business providing wireless telecommunications services, including, without limitation, PCS, but excluding basic wireline telephone service and paging service within the Fort Myers, Florida Metropolitan Statistical Area for a period of two (2) years after Closing, provided, however, that (i) for purposes of this Section 5.1 only, the definition of "Affiliates" shall not include any current director or executive officer of Palmer Communications, Inc. ("PCI") and (ii) Seller or any affiliated assignee thereof may continue to use the wireless PBX (the "PBX") on the 800 MHz frequency spectrum on the fifth and sixth floors of the Headquarters provided that such use is limited to phone calls by Seller's employees and does not cause interference with Buyer's use of the spectrum. The Non-Competition Agreement shall contain such other terms and provisions as are mutually acceptable to Buyer and Seller.

     5.2  System Employees.  Within thirty (30) days after the execution of this
          ----------------
Agreement, Seller shall deliver to Buyer a list ("Available Employee List") of System employees. Buyer shall have the right to contact employees of the System identified on the Available Employee List for the purpose of interviewing and evaluating such personnel, provided that such contact shall not unreasonably interfere with operations of the System and, if requested by Palmer, Palmer may schedule such contact at reasonable times and intervals. On and as of the Closing Date, Seller will take all action necessary to terminate the employees of the System identified on the Available Employee List and shall pay such employees all payroll sums, including, without limitation, vacation pay, "golden parachute", retiree medical, COBRA, severance pay or other benefits due to them through the close of business on the Closing Date or arising thereafter and shall indemnify, defend and hold harmless Buyer from and against all Indemnifiable Damages (as defined in Section 8.1) resulting or arising from such sums or from the termination of employment. Buyer may, in its sole discretion and without obligation, commencing within sixty (60) days prior to the Closing, offer employment to employees of the System identified on the Available Employee List on terms and conditions unilaterally proposed by Buyer effective on the Closing Date. Not less than ten (10) days prior to Closing, Buyer shall provide a list to Palmer of such employees of the System to whom employment offers have been or will be made.

     5.3  Transition Services Agreements.  Promptly after execution of this
          ------------------------------
Agreement, Seller and Buyer shall jointly determine in good faith the post-closing services that will be required of Buyer, for Seller's benefit, or Seller, for Buyer's benefit, and will use their reasonable efforts to agree on the terms and provisions of agreements embodying such services (or to procure agreements from third parties, as the case may be), including, without limitation, (a) an interim billing services agreement for the benefit of Buyer,
(b) a sublease for the North Ft. Myers switch for the benefit of Seller ("Switch Sublease"), (c) a sublease (subject to landlord consent) for the cell site currently located on the fifth floor of the Headquarters ("Headquarters Sublease") and a lease from the landlord for the Headquarters for the cell site located on the rooftop of the Headquarters ("Headquarters Roof Lease") and (d) the non-transferable use of Buyer's cellular frequencies for the System for a wireless PBX operation at the Headquarters for a period not to exceed 10 years, provided, however, that such use shall not interfere with Buyer's use of such frequencies, all pursuant to a sublease to be entered into between Buyer and Seller (the "PBX

Sublease"), such Switch Sublease, Headquarters Sublease and Headquarters Roof Lease to have terms of at least one year. Buyer will also provide to certain employees located at the Headquarters designated by Seller with the use of "demo" phones for a period of one (1) year following the Closing provided that
(i) the number of demo phones will not exceed 50, (ii) the demo phones will be for local calls and not long distance or roaming and (iii) the rates will be at a discount determined by Buyer prior to Closing. It is intended generally that the compensation aspect of the subleases and other transition service arrangements contemplated in this section 5.3 shall reimburse the service-providing party for its reasonable expenses but is not intended to generate a profit, provided that to the extent such agreements extend beyond a term of six
(6) months after the Closing Date, the party providing such services shall be entitled to a reasonable profit beginning after such date.

     5.4  Financial Statements/Notices.  Between the date hereof and the Closing
          ----------------------------
Date, to the extent Seller receives the same from Palmer, Seller shall provide Buyer within thirty (30) days following the end of each calendar month unaudited balance sheets and related statements (for the month ended and year-to-date) of income for the System prepared in accordance with GAAP (other than normal year-end and other adjustments and accruals which will not be included in such statements). In addition, between the date hereof and the Closing Date, Seller shall provide to Buyer copies of all notices, correspondence and other information and data received by Seller from Palmer or any other source in any way relating to or affecting the System.

                                   ARTICLE 6
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
                  --------------------------------------------

     The obligations of Buyer under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

     6.1  No Misrepresentation or Breach of Covenants and Warranties.  All of
          ----------------------------------------------------------
Seller's covenants and agreements contained herein shall have been performed and fulfilled in all material respects; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer, and except that where a covenant or a representation or warranty is already qualified by "materiality" or words of similar import, the covenant, representation or warranty shall be fulfilled, true and correct in all respects; and there shall have been delivered to Buyer a certificate or certificates to that effect, dated the Closing Date, signed on behalf of Seller, by its President or any duly authorized officer.

     6.2  Corporate/Partnership Action.  Seller, FMT and their Affiliates shall
          ----------------------------
have taken all corporate or partnership, as the case may be, action necessary to approve the transactions contemplated by this Agreement prior to the execution of this Agreement, and, upon execution of this Agreement, Seller, FMT and their Affiliates shall have furnished Buyer with certified copies of the resolutions adopted by the Board of Directors or Partners, as the case may be, of such applicable entity, in form and substance satisfactory to counsel for Buyer, in connection with such transactions.

     6.3  No Restraint or Litigation.  No action, suit, investigation or
          --------------------------
proceeding shall have been instituted or threatened by any governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby and no order, decree, judgment or injunction shall have been entered by any court, governmental or regulatory agency to restrain or prohibit the consummmation of the transactions contemplated hereby.

     6.4  Necessary Consents and Permits.  At the Closing, (i) Seller shall have
          ------------------------------
obtained all Material Consents together with any required consents of third parties to material Contracts which were entered into between the date hereof and the Closing, (ii) the expiration of all waiting periods under the Hart-Scott-Rodino Act (the "HSR Termination") shall have occurred, (iii) the Final Approval (as defined below) of the FCC and the State Commissions for the transfer and assignment of the Licenses and Shares shall have been received and
(iv) the agreements contemplated in section 5.3 shall be delivered. For purposes hereof, "Final Approval" means that such consents shall no longer be subject to administrative or judicial appeal, review or reconsideration by the FCC or any State Commission and shall not be qualified by any conditions which are or are reasonably likely to be material and adverse to Buyer.

     6.5  No Material Adverse Change. There shall have been (i) no material
          --------------------------
adverse change in the Assets (individually or in the aggregate), or the assets and operations of the System and (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking in excess of $100,000.00, individually or in the aggregate, adversely affecting in any material respect the Assets or the System.

     6.6  Palmer Agreement.  The Merger contemplated by the Palmer Agreement
          ----------------
shall have been consummated.

     6.7  Legal Opinion.  Buyer shall have received a satisfactory opinion from
          -------------
(a) Proskauer Rose LLP, counsel to Seller, in form and substance satisfactory to counsel to Buyer, as to the accuracy of the representations and warranties made by Seller in Sections 2.1 and 2.2 (except that counsel will not opine regarding the need for or receipt of any consents to any agreements of Seller) and (b) FCC counsel for Seller to the effect that all consents, approvals, authorizations or orders of the FCC and other governmental authorities required to assign the Licenses and Assets to Buyer have been obtained, are valid and effective and are not subject to appeal, review or reconsideration and constitute the Final Approval of the FCC.

     6.8  Other Documentation.  Buyer shall have received all of the documents
          -------------------
and showings required to be delivered by Seller at the Closing pursuant to
Section 1.7(a) hereof or otherwise contained herein, and such other documentation reasonably requested by counsel to Buyer and necessary and appropriate to complete the transactions contemplated hereby.

                                   ARTICLE 7
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
                 ---------------------------------------------

     The obligations of Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below.

     7.1  No Misrepresentation or Breach of Covenants and Warranties.  All of
          ----------------------------------------------------------
Buyer's covenants and agreements contained herein shall have been performed and fulfilled in all material respects; each of the representations and warranties of Buyer contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement, and except that where a covenants or a representation or warranty is already qualified by "materiality" or words of similar import, the covenant, representation or warranty shall be fulfilled, true and correct in all respects; and there shall have been delivered to Seller a certificate or certificates to such effect, dated the Closing Date, and signed on behalf of Buyer by its General Partner.

     7.2  Partnership Action.  Buyer shall have taken all partnership action
          ------------------
necessary to approve the transactions contemplated by this Agreement, and Buyer shall have furnished Seller with certified copies of resolutions adopted by the General Partner of Buyer, in form and substance satisfactory to counsel for Seller, in connection with such transactions.

     7.3  No Restraint or Litigation.  No action, suit, investigation or
          --------------------------
proceeding shall have been instituted or threatened by any governmental or regulatory agency to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby and no order, decree, judgment or injunction shall have been entered by any court, governmental or regulatory agency to restrain or prohibit the consummmation of the transactions contemplated hereby.

     7.4  Legal Opinion.  Seller shall have received a satisfactory opinion from
          -------------
Gould & Ratner, counsel to Buyer, in form and substance satisfactory to counsel to Seller opining to the representations and warranties made by Buyer in Sections 3.1 and 3.2 (except that counsel will not opine regarding the need for or receipt of any consents to any agreements of Buyer).

     7.5  Palmer Agreement.  The Merger contemplated by the Palmer Agreement
          ----------------
shall have been consummated.

     7.6  Necessary Consents and Permits.  At the Closing, the HSR Termination
          ------------------------------
and Final Approval of FCC and State Commissions shall have been obtained.

     7.7  Other Documentation.  Seller shall have received the payment of the
          -------------------
Purchase Price as set forth in Section 1.5 hereof and all of the documents and showings required to be delivered by Buyer at the Closing pursuant to Section 1.7(b) hereof or otherwise contained herein, and such other documentation reasonably requested by counsel to Seller and necessary and appropriate to complete the transactions contemplated hereby.

                                   ARTICLE 8
                                INDEMNIFICATION
                                ---------------

     8.1  Indemnification by Seller. Subject to Section 8.3,  Seller and FMT,
          -------------------------
jointly and severally, together with its respective successors and assigns, shall indemnify and hold Buyer and its successors and assigns harmless from, against or in respect of the aggregate of all Indemnifiable Damages of Buyer. For this purpose "Seller" includes Palmer by virtue of Merger Sub's merger into Palmer. For this purpose, the term "Indemnifiable Damages" of Buyer means the aggregate of any and all damage, loss, deficiency, liability, expense (including, but not limited to, any reasonable attorney's fees, expert witness fees, court costs and expenses), action, suit, proceedings, demand, settlement, assessment or judgment to or against Buyer arising out of or in connection with:

          (a) Any debt, obligation, or liability of Seller, FMT or their Affiliates which is not expressly assumed by Buyer herein, including, without limitation, the Excluded Liabilities, whether arising prior to, on or after the Closing;

          (b) Any breach or violation of or non-performance by Seller of any of its respective representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement; and

          (c) Notwithstanding the provisions of Section 10.10, any violation of the Bulk Sales Laws or other similar laws requiring notice to governmental and non-governmental creditors caused by consummation of the transactions contemplated by this Agreement, but only to the extent such violation relates to debts, obligations and liabilities which are not Assumed Liabilities.

     8.2  Indemnification by Buyer.  Buyer and its successors and assigns shall
          ------------------------
indemnify and hold harmless Seller from and with respect to all Indemnifiable Damages (as defined in Section 8.1 above but as it relates to section 8.2) suffered by Seller, together with their successors and assigns, arising out of or in connection with:

          (a) Any debt, obligation, liability or commitment of Seller which is expressly assumed by Buyer herein;

          (b) Any breach or violation of, or non-performance by, Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or in any document, certificate or schedule required to be furnished pursuant to this Agreement;

          (c) Any violation of the Bulk Sales Laws caused by consummation of the transactions contemplated by this Agreement, but only to the extent such violation relates to debts, obligations and liabilities expressly assumed by Buyer herein; and

          (d) Any breach by Seller under the Palmer Agreement caused by a breach by Buyer under this Agreement.

     8.3  Limitation of Damages.  The foregoing obligations  described in
          ---------------------
Sections 8.1 and 8.2 shall be subject to and limited by the following principles and limitations:

          (a) All representations, warranties and covenants and obligations contained in Article 2 of this Agreement, except for those contained in
     Section 2.8 which shall terminate on the Closing Date, shall survive the consummation of the transactions contemplated by this Agreement from the Closing Date through the date that is eighteen (18) months following the Closing Date and shall thereafter terminate, provided, however, that notwithstanding the foregoing, the representations and warranties contained in Sections 2.1, 2.2, 2.5, 2.7 and 2.9 shall be of unlimited duration. Claims first asserted within the period referred to above shall not be barred and shall survive indefinitely until such claims are resolved. All other covenants and agreements set forth in this Agreement shall survive indefinitely unless otherwise expressly provided herein.

          (b) Seller shall not be responsible to Buyer under Section 8.1(b) unless and until the aggregate of all Indemnifiable Damages suffered by Buyer exceeds $750,000.00 and then Seller shall be responsible to fully indemnify Buyer for all Indemnifiable Damages in excess of $750,000.00, provided, however, that this provision shall not apply to breaches of the representations and warranties contained in Sections 2.1, 2.2, 2.5, 2.7 and
     2.9 which shall be fully indemnifiable notwithstanding the amount of Indemnifiable Damages.

          (c) Notwithstanding anything contained herein to the contrary, from and after the Closing Date, this Article 8, together with Section 9.2, sets forth the sole and exclusive remedies of Seller and Buyer in the event of a breach of this Agreement. Buyer shall not be entitled to reimbursement for any Indemnifiable Damages under Section 8.1(b) incurred in excess of Three Million Dollars ($3,000,000.00) except that no such limits or exclusiveness of remedies shall apply either (i) due to Seller's fraud, (ii) for Indemnifiable Damages contained in Sections 2.1, 2.2, 2.5, 2.7 and 2.9 or (iii) in the event that Seller does not proceed to Closing as a result of Palmer's termination of the Palmer Agreement due to Seller's breach or default. Seller shall not be entitled to reimbursement for any Indemnifiable Damages under this Agreement in excess of the Purchase Price.

     8.4  Notice of Claims.  If any claim is made against a party which, if
          ----------------
sustained, would give rise to a liability of the other hereunder, the party seeking indemnification (the "claiming party") shall promptly cause notice of the claim to be delivered to the other party (the "non-claiming party") and shall afford the non-claiming party and its counsel, at its sole expense, the opportunity to defend or settle the claim (provided that the claiming party and its counsel may participate at their sole cost and expense). Any notice of a claim shall state specifically the representation, warranty, covenant or agreement with the alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim (if such amount can be reasonably estimated). If such notice and opportunity are not given, or if any claim is compromised or settled without notice to and consent of the non-claiming party, no liability shall be imposed on the non-claiming party by reason of such claim, but if notice is given and the non-claiming party receiving the notice fails to assume the defense of the claim or fails to admit in writing its obligation to indemnify the claiming party with respect to such claim (subject to the terms and conditions of this Agreement), the claim may be defended, compromised or settled by the claiming party without the non-claiming party's consent and the non-claiming party shall remain liable under this
Article 8. Notwithstanding anything contained in this Section 8.4 to the contrary, the non-claiming party may retain control over the defense of any claim hereunder if such claim is non-monetary or is for injunctive or other equitable relief which would have a material adverse effect on the claiming party.

                                   ARTICLE 9
                                  TERMINATION
                                  -----------

     9.1  Termination.  Anything contained in this Agreement to the contrary
          -----------
notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

          (a) By the mutual written consent of Buyer and Seller;

          (b) By Buyer upon the continuing breach or non-fulfillment by Seller of any of its covenants or agreements or representations or warranties contained in Article 2 or Article 4 after thirty (30) days' written notice and opportunity to cure, other than a breach in connection with defects with the Seller Licenses which shall be cured within the applicable time periods proscribed by the FCC but in no event later than the Closing Date;

          (c) By Seller upon the continuing breach or non-fulfillment by Buyer of any of its covenants or agreements or representations or warranties contained in Article 3 or Article 4 after thirty (30) days' written notice and opportunity to cure;

          (d) By Buyer, if any of the conditions set forth in Article 6 of this Agreement have not been satisfied on or before December 31, 1997 (or December 31, 1997 or, at Buyer's election, such other outside date in the event that the Termination Date (as defined in the Palmer Agreement) is extended); provided, however, that the right to terminate this Agreement under this section 9.1(d) shall not be available to Buyer if Buyer's failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Closing Date;

          (e) By Seller, if any of the conditions set forth in Article 7 of this Agreement have not been satisfied on or before December 31, 1997 (or December 31, 1997 or such other outside date in the event that the Termination Date (as defined in the Palmer Agreement) is extended); provided, however, that Seller's right to terminate this Agreement under this section 9.1(e) shall not be available to Seller if Seller's failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Closing Date;

          (f) By Seller, if the Commitment Letter is not delivered by Buyer to Seller within forty-eight (48) days from the date hereof, provided that Seller has furnished to Buyer written notice of Seller's intent to terminate the Agreement by 5:00 p.m. eastern time on or before fifty-five
     (55) days after the date hereof;

          (g) In the event of a failure of the condition set forth in Section
     6.6 or 7.5, the following shall apply:

               (i) in the event of such failure due to a breach or default by Palmer under the Palmer Agreement, which breach or default does not substantially relate to the System, this Agreement shall automatically terminate if Seller chooses, in its sole discretion, to and does terminate the Palmer Agreement. In the event of the applicability of this clause (i) or clause (ii) below, then (x) in the event the Palmer Agreement is terminated, but then Seller and Palmer (or Affiliates of either) enter into another or similar transaction contemplated by the Palmer Agreement within three (3) months following such termination, then this Agreement shall, at Buyer's option, be re-instated, with appropriate changes for the timing of the Closing (provided that if the Palmer Agreement is reinstated and the price paid per share under the reinstated agreement is different than $17.50, then the Purchase Price will be adjusted, upward or downward, by the percentage that the price per share has changed from $17.50) and/or (y) in the event that Seller receives any proceeds under
          Section 9.3(b) of the Palmer Agreement or under any Option Agreement between Seller and PCI to acquire the stock of Palmer owned by PCI, or any other agreement entered into between Seller and palmer (or Affiliates thereof) in connection with the Palmer Agreement, Buyer shall be entitled to 19% of the fees and other amounts to which Seller is entitled thereunder;

               (ii) In the event of such failure due to a breach or default by Palmer under the Palmer Agreement which relates substantially to the System, Buyer shall have the right, in its sole discretion, to either
          (a) cause Seller to waive any such default and waive the corresponding breach of representation or warranty under this Agreement caused thereby and require Seller to keep the Palmer Agreement in full force and effect in accordance with its terms (provided that this clause (a) will only be applicable if an existing uncured breach or default by Palmer under the Palmer Agreement relating to the balance of Palmer unrelated to the System or Assets does not exist and does not have a material adverse effect on Palmer or Seller under the Palmer Agreement) or (b) terminate this Agreement and, if Seller terminates the Palmer Agreement, retain the right to (I) receive a percentage of fees as set forth in section 9.1(e)(i)(y) above and (II) reinstate this Agreement as provided in section 9.1(g)(i)(x) in the event that Seller chooses to terminate the Palmer Agreement; and

               (iii) In the event of such failure due to a breach or default by Seller under the Palmer Agreement, such failure shall be deemed a breach of this Agreement by Seller and Buyer shall be entitled to pursue all available legal and equitable remedies as a result of such breach or reinstate this Agreement as provided in section 9.1(g)(i)(x) in the event that Seller or Palmer chooses to terminate the Palmer Agreement.

               (iv) In the event of a breach or default by Palmer under the Palmer Agreement, Seller will pursue, within its reasonable discretion and judgment, all available remedies at law or in equity, including the remedy set forth in section 9.3(b) of the Palmer Agreement.

     9.2  Remedies for Termination.
          ------------------------

          (a) By Seller.  In the event of the existence of Seller's right to
              ---------
     terminate pursuant to Section 9.1(c) hereof, Seller may at its sole election (i) waive such right and close (without waiving its rights to recover damages pursuant to Article 8) or (ii) terminate the Agreement and seek all remedies entitled by law (subject to section 8.3(c)). In the event of Seller's termination pursuant to Section 9.1(e) hereof due to Buyer's failure to deliver the Purchase Price, Seller's remedy is limited to that set forth in section 8.3(c). In the event of Seller's termination pursuant to Section 9.1(f) hereof, this Agreement will terminate without any liability to any party.

          (b) By Buyer.  If Buyer has the right to terminate this Agreement
              --------
     pursuant to section 9.1(b), Buyer may at its sole election either (i) waive such right and close (without waiving its rights to recover damages pursuant to Article 8) or (ii) terminate the Agreement and seek all remedies entitled by law including the remedy of specific performance, it being acknowledged that the Assets and the System are unique and monetary damages would not be wholly adequate.

          (c)  Generally.  A termination of this Agreement will not release
               ---------
     either party from breach of this Agreement which occurs prior to such termination, except to the extent that such party's liability is limited or released as expressly set forth in Section 8.3(c) or 9.2.

     9.3  Risk of Loss.  The risk of any loss to the Assets and all liability
          ------------
with respect to injury and damage occurring in connection therewith shall be the sole responsibility of Seller, Palmer, FMT and their Affiliates, as the case may be, until the completion of the Closing. If any material part of such properties shall be damaged by fire or other casualty (and not repaired or replaced by comparable or better assets) prior to the completion of the Closing hereunder, Buyer shall have the right and option:

          (a) to terminate this Agreement, without liability to Seller;

          (b) to proceed with Closing hereunder, in which event such casualty shall not constitute a breach by Seller of any representation, warranty or covenant in this Agreement or a breach by Palmer of any representation, warranty or covenant under the Palmer Agreement, and, at Buyer's election, receive a credit against the Purchase Price for the value of the property so damaged, or be entitled to receive and retain the insurance proceeds arising from such casualty; or

          (c) to delay Closing (up to 30 days) until the damaged or destroyed Asset is repaired or replaced.

                                 ARTICLE 10
                               GENERAL PROVISIONS
                               ------------------

          10.1  Confidential Nature of Information.  Each party hereto agrees
                ----------------------------------
that it will treat in confidence all documents, materials and other information which it shall have obtained regarding any other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby, the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, all copies of nonpublic documents and material which have been furnished in connection therewith shall be promptly returned to the party furnishing the same, shall continue to be treated as confidential information and shall not be used for the benefit of the party who returned such confidential information.

          10.2  Governing Law.  This Agreement shall be governed by and
                -------------
interpreted in accordance with the laws of the State of Florida and the applicable rules and regulations of the FCC without giving effect to the provisions, policies or principles of the State of Florida relating to choice or conflict of laws. This Agreement has been fully negotiated by parties of equal bargaining power and no inference or construction should be made against the drafting party.

          10.3  Notices.  All notices or other communications required or
                -------
permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, or when sent by registered or certified mail or prepaid overnight courier or by legible facsimile addressed as follows:

                If to Buyer, to:

                Wireless One Network, L.P.
                James A. Dwyer, Jr.
                2100 Electronics Lane
                Fort Myers, FL   33912
                Facsimile: (941) 489-1928

                with a copy to:

                Gould & Ratner
                222 North LaSalle Street, Suite 800
                Chicago, IL   60601-1086
                Attn:  Fredric D. Tannenbaum, Esq.
                Facsimile: (312) 236-3241

                If to Seller, to:

                Price Communications Corporation
                45 Rockefeller Plaza
                Suite 3200
                New York, New York 10020
                Attn:  Robert Price
                Facsimile:  (212) 397-3755

                with a copy to:

                Proskauer Rose LLP
                1585 Broadway
                New York, NY 10036-8299
                Attn:  Peter G. Samuels, Esq.
                Facsimile: (212) 969-2900

or to such address as such party may indicate by a notice delivered to the other parties hereto. Notice is deemed received the same day (in the case of personal delivery), three (3) days after mailing (in the case of registered mail) and the next business day (in the case of overnight courier or facsimile transmission).

     10.4  Successors and Assigns.
           ----------------------

          (a) The rights of the parties under this Agreement shall not be assignable, except that Buyer may assign its rights hereunder to (i) an affiliated entity or entities in which it or its affiliates owns a controlling interest or (ii) to a lender for collateral purposes, provided that any such assignment shall not cause a material delay of the receipt of a Final Approval or delay the Closing beyond the Termination Date.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 10.4 any right, remedy or claim under or by reason of this Agreement.

     10.5  Entire Agreement; Amendments.  This Agreement and the Schedules and
           ----------------------------
Exhibits referred to herein and the documents delivered pursuant hereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.

     10.6  Waivers.  Any term or provision of this Agreement may be waived, or
           -------
the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this

Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     10.7   Expenses.  Each party hereto will pay all costs and expenses
            --------
incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including, without limitation, the fees, expenses and disbursements of its counsel and accountants.

     10.8 Sales and Transfer Taxes.  Any sales and transfer taxes imposed in
          ------------------------
connection with the transactions contemplated by this Agreement shall be equally split between Buyer and Seller. Payment of such sales and transfer taxes shall be made to the party required under applicable law to collect and/or pay such taxes.

     10.9 Execution of Counterparts.  This Agreement may be executed in one or
          -------------------------
more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been agreed upon by each of the parties and delivered to Seller and Buyer.

     10.10 Bulk Sales Compliance and Other Agreements.  As an inducement to
           ------------------------------------------
Buyer, the parties hereto hereby waive compliance with the procedures of Article 6 of the Florida Uniform Commercial Codes or other bulk sales laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                         BUYER:

                         WIRELESS ONE NETWORK, L.P.

                         By:  WON, INC., Its General Partner


                              By: ___________________________
                                    Its: _________________



                         SELLER:

                         PRICE COMMUNICATIONS CORPORATION



                         By: _______________________________
                              Its: ________________


                         PRICE COMMUNICATIONS CELLULAR MERGER CORP.



                         By: _______________________________
                              Its: ________________

                               EXHIBIT 1.5(A)(I)
                               -----------------

                           HOLDBACK ESCROW AGREEMENT
                           -------------------------

     This Holdback Escrow Agreement ("Escrow Agreement") dated as of ____________ ___, 1997, by and among PRICE COMMUNICATIONS CORPORATION, a New York corporation ("Price"), PRICE COMMUNICATIONS CELLULAR MERGER CORP., a Delaware corporation ("Merger Sub" and together with Price, the "Seller"), and WIRELESS ONE NETWORK, L.P., a Delaware limited partnership ("Buyer") and [THE FIRST NATIONAL BANK OF CHICAGO/NBD], as escrow agent (the "Escrow Agent").

                                    RECITALS
                                    --------

     A. Seller and Buyer have entered into an Asset Purchase Agreement dated as of June 13, 1997 (the "Purchase Agreement") which, subject to the satisfaction of certain terms and conditions, provides for the execution, delivery and performance of this Escrow Agreement. All capitalized undefined terms used herein shall have the same meanings ascribed to them in the Purchase Agreement;

     B. The Purchase Agreement contemplates the delivery of Three Million Dollars ($3,000,000.00) of the Purchase Price on the Closing Date to the Escrow Agent by Buyer to be held by the Escrow Agent as security for Indemnifiable Damages, and otherwise in accordance with the terms hereof and thereof.

     NOW, THEREFORE, the parties hereto agree as follows:

     1.  Appointment of Escrow Agent.  Seller and Buyer hereby designate and
         ---------------------------
appoint [The First National Bank of Chicago/NBD] to act as Escrow Agent hereunder, and Escrow Agent hereby accepts such appointment on the terms and conditions hereinafter set forth.

     2.  Receipt of Collateral.  The Escrow Agent hereby acknowledges the
         ---------------------
receipt of Three Million Dollars ($3,000,000.00) plus ______________ Dollars ($______________) from Buyer (such cash, together with the proceeds of any investment thereof ("Interest"), being hereinafter sometimes collectively referred to as the "Deposit"), and represents and warrants that such funds promptly shall be deposited in Account Number _________ of the Escrow Agent at [The First National Bank of Chicago/NBD], such escrow account (the "Escrow Account") being designated the "Price/Wireless One Holdback Escrow Account".

     3.  Investment of Deposit.  The Escrow Agent is hereby authorized and
         ---------------------
directed to hold the Deposit and to deliver such Deposit in accordance with the terms of this Escrow Agreement. The Escrow Agent is hereby authorized and directed to invest and reinvest the Deposit in either, or any combination of,
(a) certificates of deposit, which mature in ninety (90) days or less from the date of purchase by the Escrow Agent, with a bank or trust company organized as a corporation under the laws of the United States or any state thereof whose long-term debt securities have either of the two highest ratings for long-term securities assigned by S&P or Moody's, (b) securities, which mature in ninety (90) days or less from the date of purchase by the Escrow Agent, issued and guaranteed by the United States government or agencies or instrumentalities thereof, (c) bank deposits immediately convertible into cash, or (d) money market funds authorized to invest solely in short-term securities issued or guaranteed as to principal by the U.S. Government and repurchase agreements with respect to such securities.

     4.  Disbursement of Holdback Deposit.
         --------------------------------

     (a) On the first year anniversary of the date hereof Seller and Buyer shall execute a joint written direction authorizing Escrow Agent to disburse to Seller an amount equal to the quotient of (X) Two Million Dollars ($2,000,000.00), minus (Y) the sum of (i) 110% of the estimated amount of Buyer's claims for any Indemnifiable Damages as described in Section 4(b) below plus (ii) amounts previously disbursed from the Deposit. For example, if the original Deposit were $3 million and a claim for Indemnifiable Damages by Buyer of $100,000 were pending during the first 1 year after Closing, and $50,000 had already been distributed to Buyer under the terms hereof, the Escrow Agent would distribute to Seller $1,840,000 (which is ($2 million, minus the product of $100,000 and 110%, and minus $50,000)).

     (b) For purposes of this Section 4(b), the following terms have the meanings set forth below:

               (X) "Breach" means any event pursuant to which indemnity may be sought pursuant to Section 8.1 of the Purchase Agreement.

               (Y) "Disbursement Date" means _________ ___, 1998. [1 1/2 years from this date]

               (Z)  "Indemnifiable Damages" has the same meaning as set forth in
          Section 8.1 of the Purchase Agreement.

          (i) If Buyer believes that a Breach exists or has occurred and that Buyer has incurred or suffered, or may incur or suffer, Indemnifiable Damages from or by virtue of such Breach, Buyer shall so notify the Escrow Agent and Seller on or prior to the Disbursement Date in writing (any such notice being referred to herein as a "Notice of Breach") describing such Breach or Indemnifiable Damages with reasonable particularity, and, if known, (x) the amount of such Indemnifiable Damages or (y) the basis for calculating the amount of such Indemnifiable Damages. If, within twenty
     (20) days after Buyer has given any such Notice of Breach, Seller has not objected to the existence of the Breach or the amount of the Indemnifiable Damages, if any, stated therein by written notice given to the Escrow Agent and to Buyer, the existence of the Breach and the amount of any Indemnifiable

     Damages described in such Notice of Breach shall be deemed to have been agreed to by Seller and finally determined as of the last day of such twenty (20) day period. If Seller objects to the existence of any Breach or the amount of any Indemnifiable Damages set forth in the Notice of Breach or if the Notice of Breach does not set forth the amount of any Indemnifiable Damages, the existence of such Breach or the amount of such Indemnifiable Damages to which objection is made (or the amount of the Indemnifiable Damages if not set forth in the Notice of Breach), shall be finally determined by: (i) the subsequent written agreement of Seller and Buyer, (ii) a judgment or decree which becomes final and for which any appeal period shall have elapsed without any appeal having been filed and not disposed of, or (iii) a final award made under an arbitration proceeding if the matter is submitted to arbitration pursuant to an agreement of Seller and Buyer as of the date such award becomes final. The Escrow Agent shall promptly pay to Buyer (or its successors and assigns as designated by Buyer) from the Deposit the amount of all Indemnifiable Damages which have been finally determined in accordance with this Agreement.

          (ii) If on the Disbursement Date (i) there have been no Notices of Breach or (ii) the existence of every Breach and the amount of all Indemnifiable Damages claimed in every Notice of Breach delivered to the Escrow Agent on or prior to such Disbursement Date shall have been finally determined and all amounts owing to Buyer have been paid to Buyer, the Escrow Agent shall promptly deliver the Deposit to Seller.

          (iii) If on the Disbursement Date the existence of every Breach and the amount of all Indemnifiable Damages claimed in every Notice of Breach delivered to the Escrow Agent on or prior to the Disbursement Date shall not have been finally determined, Buyer shall deliver to the Escrow Agent and Seller a certificate setting forth Buyer's estimate of the maximum amount of Indemnifiable Damages which Buyer has incurred or suffered or may incur or suffer by reason of all Breaches made the subject of all Notices of Breach which Indemnifiable Damages have not been finally determined as of the Disbursement Date (the "Estimated Remaining Damages"). Upon receipt of such certificate, the Escrow Agent shall deliver the excess of (A) 95% of the remaining Deposit, over (B) the Estimated Remaining Damages, to Seller and shall retain the balance pending final determination of all such Indemnifiable Damages. Promptly after the existence of every Breach and the amount of all Indemnifiable Damages related thereto claimed in every Notice of Breach delivered to the Escrow Agent on or prior to the Disbursement Date shall have been finally determined, the Escrow Agent shall (after paying any amounts due Buyer) promptly deliver the Deposit to Seller.

     5.  Advice of Counsel.  The Escrow Agent may apply for advice to counsel of
         -----------------
its choice, and may rely upon such advice as it thereupon receives in writing; or it may act or refrain from acting in accordance with its best judgment and shall not, as a result thereof, be answerable to any other person except for willful misconduct or gross negligence.

     6.  Responsibility and Exoneration of Escrow Agent.  (a)  The Escrow Agent,
         ----------------------------------------------
as such, shall not be responsible or liable to any person, whether or not a party to this Agreement, for any act or omission of any kind so long as it has acted in good faith upon the instructions herein contained or upon the instructions hereafter delivered to it as contemplated by this Agreement or upon advice of counsel as provided in this Agreement or upon advice of counsel as provided in Section 5. The Escrow Agent may rely and act upon any certificate or other document conforming to the applicable provision hereof and believed by it to be genuine and to have been signed by the proper party. All persons shall be conclusively bound as against the Escrow Agent by any payment pursuant to, and in conformity with, the terms of this Agreement.

     (b) It is agreed that Escrow Agent shall incur no liability, except for gross negligence and willful misconduct, in respect of (i) any action taken or suffered by Escrow Agent in reliance upon any notice, direction, instruction, consent, statement or other paper or document believed by Escrow Agent to be genuine and duly authorized or (ii) any action taken or omitted hereunder in good faith and the exercise of Escrow Agent's own best judgment. Escrow Agent shall not be responsible for the validity or sufficiency of this Escrow Agreement or for the validity or sufficiency of any document which may be delivered to Escrow Agent. Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense shall be made or provided for in a manner satisfactory to Escrow Agent.

     (c) Seller and Buyer agree, jointly and severally, to indemnify and hold Escrow Agent harmless from and against all costs, damages, judgments, attorney's fees (whether such attorneys shall be regularly retained or specially employed), expenses, obligations, and liabilities of every kind and nature which Escrow Agent may incur, sustain, or be required to pay in connection with or arising out of this Escrow Agreement, and to pay Escrow Agent on demand the amount of all such costs, damages, judgments, attorney's fees, expenses, obligations and liabilities.

     (d) If Escrow Agent should receive or become aware of any conflicting demands or claims with respect to the Deposit, this Escrow Agreement, or the rights of any of the parties hereto, or affected hereby, Escrow Agent shall have the right in Escrow Agent's sole discretion, without liability for interest or damages, to discontinue any or all further acts on Escrow Agent's part until such conflict is resolved to Escrow Agent's satisfaction and/or to commence or defend any action or proceeding for the determination of such conflict.

     7.  Amendments.  This Agreement may be amended or compliance with its terms
         ----------
waived only by a document in writing executed by Seller and Buyer and the Escrow Agent.

     8.  Fees.  The Escrow Agent shall charge fees to Seller and Buyer for the
         ----
services rendered by Escrow Agent under this Agreement as follows:
________________, and such fee shall be equally split between Seller and Buyer on the other.

     9.  Notices.  Any notices or other communications required or permitted
         -------
hereunder shall be in writing and shall be deemed given or delivered if delivered personally or if sent by registered or certified mail addressed as follows:

          If to Buyer, to:

          Wireless One Network, L.P.
          James A. Dwyer, Jr.
          2100 Electronics Lane
          Fort Myers, FL   33912
          Facsimile: (813) 489-1622

          with a copy to:

          Gould & Ratner
          222 North LaSalle Street, Suite 800
          Chicago, IL   60601-1086
          Attn:  Fredric D. Tannenbaum, Esq.
          Facsimile: (312) 236-3241

          If to Seller, to:

          Price Communications Corporation
          45 Rockefeller Plaza
          Suite 3200
          New York, New York 10020
          Attn:  Robert Price
          Facsimile:  (212) 397-3755

          with a copy to:

          Proskauer Rose LLP
          1585 Broadway
          New York, NY 10036-8299
          Attn:  Peter G. Samuels, Esq.
          Facsimile: (212) 969-2900

     If to the Escrow Agent to:

          _________________
          _________________
          Attn:  _______________

or to such other address or to such other person as such party may indicate by a
notice delivered to the other parties hereto.    Notice is deemed given and
received the same day (in the case of personal or facsimile delivery provided that confirmation of transmission is received on a business day between the hours of 9:00 a.m. and 5:00 p.m. EST) and three (3) days after mailing (in the case of mail).

     10.  Successors and Assigns.  This Agreement shall be binding upon and
          ----------------------
inure to the benefit of the parties hereto and to their respective successors and assigns and this Agreement is not personal to any party. Nothing contained herein is intended to confer upon any person other than the parties hereto and their respective successors and assigns as aforesaid, any rights or remedies under or by reason of this Agreement.

     11.  Controlling Law.  This Agreement shall be construed and enforced in
          ---------------
accordance with the laws of the State of Illinois without regard to conflict of law principles thereof.

     12.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be considered an original agreement but all of which shall be considered one and the same agreement.

     13.  Interpretation.  Titles and headings to Sections herein are inserted
          --------------
for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     14.  Resignation. The Escrow Agent may resign at any time hereunder upon
          -----------
written notice to Buyer and Seller. The Escrow Agent shall deliver the Deposit to the successor escrow agent designated in writing by Buyer and Seller, or, if no such designation has been received by the Escrow Agent, to a court of competent jurisdiction in Chicago, Illinois.


                 --BALANCE OF PAGE INTENTIONALLY LEFT BLANK.--

  IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the day first above written.


                         BUYER:

                         WIRELESS ONE NETWORK, L.P.

                         By:  WON, INC., Its General Partner


                              By: ___________________________
                                    Its: _________________



                         SELLER:

                         PRICE COMMUNICATIONS CORPORATION



                         By: _______________________________
                              Its: ________________


                         PRICE COMMUNICATIONS CELLULAR MERGER CORP.



                         By: _______________________________
                              Its: ________________


                         ESCROW AGENT:

                         THE FIRST NATIONAL BANK OF CHICAGO



                         By: _______________________________
                              Its: __________________

                               EXHIBIT 1.7(a)(i)
                               -----------------

                  GENERAL ASSIGNMENT AND WARRANTY BILL OF SALE
                  --------------------------------------------

     THIS GENERAL ASSIGNMENT AND WARRANTY BILL OF SALE (the "Assignment") is executed and delivered pursuant to, and for the consideration provided in, a Purchase Agreement ("Purchase Agreement") dated as of June ___, 1997 by and among PRICE COMMUNICATIONS CORPORATION, a New York corporation ("Price"), PRICE COMMUNICATIONS CELLULAR MERGER CORP., a Delaware corporation ("Merger Sub"), and WIRELESS ONE NETWORK, L.P., a Delaware limited partnership ("Buyer"). All capitalized undefined terms used herein shall have the same meanings ascribed to them in the Purchase Agreement.

     KNOW ALL MEN BY THERE PRESENTS, that FMT, Ltd., a Florida limited partnership ("FMT") (FMT, Merger Sub and Price are collectively, the "Seller"), hereby assigns and transfers to Buyer as of the date of this instrument, all of its right, title and interest in and to the Assets and the System.

     Seller warrants to Buyer that Seller has good and marketable title to the Assets free and clear of all mortgages, security interests, pledges, liens, charges and encumbrances.

     Terms not otherwise defined in this General Assignment and Warranty Bill of Sale have the meanings assigned to them in the Purchase Agreement.

     If there is any conflict between this General Assignment and Warranty Bill of Sale and the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

     IN WITNESS WHEREOF, this General Agreement and Warranty Bill of Sale has been executed on behalf of Seller as of the ___ day of ________________, 1997.

                         PRICE COMMUNICATIONS CORPORATION



                         By: _______________________________
                              Its: ________________


                         PRICE COMMUNICATIONS CELLULAR MERGER CORP.


                         By: _______________________________
                              Its: ________________

                              _____________________________

                         FMT, LTD.,
                         BY: PALMER WIRELESS HOLDINGS, INC.,
                              Its General Partner


                              By: _________________________
                                    Title: _________________